Exhibit 99

News Release

The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Drew Mackintosh, Vice President,

Investor Relations

(818) 223-7548

RYLAND REPORTS RESULTS FOR THE FOURTH QUARTER OF 2008

CALABASAS, Calif. (January 28, 2009) — The Ryland Group, Inc. (NYSE: RYL), today announced results for its fourth quarter ended December 31, 2008.  Items of note included:

•	Cash from operations totaled $78.7 million for the quarter ended December 31, 2008;

•	Cash balance of $423.3 million as of December 31, 2008;

•	Current tax receivable of $160.7 million as of December 31, 2008;

•	Net debt-to-total capital ratio was 33.6 percent at December 31, 2008;

•

Pretax charges for inventory valuation and other adjustments were $48.9 million, option deposits and feasibility write-offs were $6.2 million, and losses from land sales totaled $19.7 million for the fourth quarter of 2008;

•

Loss of $1.40 per share for the quarter ended December 31, 2008, included inventory valuation adjustments, write-offs, and impairments to goodwill and joint ventures, compared to a loss of $4.80 per share for the same period in 2007;

•	Consolidated revenues of $528.2 million for the quarter ended December 31, 2008, reflected a decrease of 38.6 percent from the quarter ended December 31, 2007;

•

Housing gross profit margins averaged 10.2 percent, excluding inventory valuation adjustments and write-offs, for the quarter ended December 31, 2008, compared to 14.0 percent for the same period in 2007.  Including the inventory valuation adjustments, housing gross profit margins averaged 0.1 percent for the fourth quarter of 2008, compared to negative 15.3 percent for the same period in 2007;

•

Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 11.7 percent for the fourth quarter of 2008, compared to 10.2 percent for the fourth quarter of 2007.  Excluding severance, relocation, model abandonment and goodwill impairment costs and charges, selling, general and administrative expenses, as a percentage of revenue, were 9.1 percent for the fourth quarter of 2008;

•	Closings totaled 1,964 units for the quarter ended December 31, 2008, reflecting a 35.8 percent decrease from the same period in the prior year;

•	New orders in the fourth quarter of 2008 declined 65.3 percent to 554 units from 1,596 units in the fourth quarter of 2007;

•	Inventory of houses started and unsold decreased by 22.4 percent to 639 units at December 31, 2008, from 823 units at December 31, 2007.

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RYLAND FOURTH-QUARTER RESULTS

RESULTS FOR THE FOURTH QUARTER OF 2008

For the fourth quarter ended December 31, 2008, the Company reported a consolidated net loss of $59.9 million, or $1.40 per diluted share, compared to a loss of $201.9 million, or $4.80 per diluted share, for the same period in 2007.  The Company had inventory and other valuation adjustments, including goodwill and joint venture impairments, and option deposit and feasibility write-offs that totaled $55.1 million during the fourth quarter ended December 31, 2008.

The homebuilding segments reported a pretax loss of $82.7 million during the fourth quarter of 2008, compared to a pretax loss of $211.3 million for the same period in 2007.  This reduction was primarily due to lower inventory valuation adjustments and write-offs, partially offset by a decline in closings and margins and higher losses from land sales.

Homebuilding revenues decreased 38.0 percent to $513.5 million for the fourth quarter of 2008, compared to $828.8 million for the same period in 2007.  This decline was primarily attributable to closings totaling 1,964 units for the fourth quarter ended December 31, 2008, reflecting a 35.8 percent decrease from closings totaling 3,061 units for the same period in the prior year, and to an 8.6 percent reduction in the average closing price of a home, which declined to $246,000 for the quarter ended December 31, 2008, from $269,000 for the same period in 2007.  Homebuilding revenues for the fourth quarter of 2008 included $29.6 million from land sales, which contributed a net loss of $19.7 million to pretax losses, compared to $5.9 million from land sales for the fourth quarter of 2007, which contributed a net loss of $223,000 to pretax losses.

New orders of 554 units for the quarter ended December 31, 2008, represented a decrease of 65.3 percent, compared to new orders of 1,596 units for the same period in 2007.  For the fourth quarter of 2008, new order dollars declined 66.9 percent to $122.0 million from $368.7 million for the fourth quarter of 2007.  Backlog at the end of the fourth quarter of 2008 decreased 47.5 percent to 1,559 units from 2,969 units at September 30, 2008, and declined 45.7 percent from 2,869 units at the end of the fourth quarter of 2007.  At December 31, 2008, the dollar value of the Company’s backlog was $407.1 million, reflecting a decrease of 47.0 percent from September 30, 2008, and a decline of 48.2 percent from December 31, 2007.

Housing gross profit margins averaged 10.2 percent, excluding inventory valuation adjustments and write-offs, for the quarter ended December 31, 2008, compared to 14.0 percent for the same period in 2007. This decrease was primarily due to price reductions related to home deliveries for the fourth quarter of 2008.  Including the inventory valuation adjustments, housing gross profit margins averaged 0.1 percent for the fourth quarter of 2008, compared to negative 15.3 percent for the same period in 2007.  The gross profit margin from land sales was negative 66.5 percent for the fourth quarter ended December 31, 2008, compared to negative 3.8 percent for the same period in 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 11.7 percent for the fourth quarter of 2008, compared to 10.2 percent for the fourth quarter of 2007.  This increase was primarily attributable to a decline in revenues, as

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RYLAND FOURTH-QUARTER RESULTS

well as to severance, relocation, model abandonment and goodwill impairment costs and charges that collectively totaled $13.5 million, partially offset by lower marketing and advertising costs per unit.  Excluding these costs and charges, selling, general and administrative expenses, as a percentage of revenue, were 9.1 percent for the fourth quarter of 2008, compared to 9.9 percent for the same period in 2007.  Selling, general and administrative expense dollars for the fourth quarter ended December 31, 2008, decreased $24.5 million from the same period in the prior year.  The homebuilding segments capitalized all interest incurred during the fourth quarters ended December 31, 2008 and 2007.

Corporate expenses were $10.8 million for the fourth quarter of 2008, compared to $10.9 million for the same period in the prior year.  Losses in the market value of investments included within the Company’s 2008 and 2007 benefit plans totaled $3.1 million and $2.4 million, respectively, and were recognized in corporate expenses.

During the fourth quarter of 2008, the Company provided $78.7 million of cash from operations, used $2.4 million for investing activities and provided $2.1 million from financing activities.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $5.0 million for the fourth quarter of 2008, compared to pretax earnings of $16.3 million for the same period in 2007.  This decrease was primarily attributable to a 34.5 percent decline in the number of mortgages originated due to a slowdown in the homebuilding market and to a 6.2 percent decrease in average loan size, as well as to a $3.7 million decline in sales of insurance renewal rights in the fourth quarter of 2008, compared to the fourth quarter of 2007.  The capture rate of mortgages originated for homebuilding customers of the Company was 81.0 percent for the fourth quarter of 2008, compared to 78.5 percent for the same period in 2007.

ANNUAL RESULTS FOR 2008

For the twelve months ended December 31, 2008, the Company reported a consolidated net loss of $396.6 million, or $9.33 per diluted share, compared to a loss of $333.5 million, or $7.92 per diluted share, for the same period in 2007.  The Company had inventory and other valuation adjustments, including goodwill and joint venture impairments, and option deposit and feasibility write-offs that totaled $328.3 million, as well as a noncash income tax charge of $143.8 million related to its deferred tax valuation allowance, for the twelve months ended December 31, 2008.

The homebuilding segments reported a pretax loss of $385.9 million during the twelve months ended December 31, 2008, compared to a pretax loss of $425.0 million for the same period in 2007.  This decrease was primarily due to lower inventory valuation adjustments and write-offs, partially offset by a decline in closings and margins and higher losses from land sales.

Homebuilding revenues decreased 35.4 percent to $1.9 billion for the twelve months ended December 31, 2008, compared to $3.0 billion for the same period in 2007.  This decline was primarily attributable to closings totaling 7,352 units for the twelve months ended December 31, 2008, reflecting a

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RYLAND FOURTH-QUARTER RESULTS

28.8 percent decrease from closings totaling 10,319 units for the same period in the prior year, and to an 11.6 percent decline in the average closing price of a home, which declined to $252,000 for the twelve-month period ended December 31, 2008, from $285,000 for the same period in 2007.  Homebuilding revenues for the twelve months ended December 31, 2008, included $55.0 million from land sales, which contributed a net loss of $25.8 million to pretax losses, compared to $21.2 million from land sales for the same period in 2007, which contributed a net gain of $2.2 million to pretax losses.

New orders of 6,042 units for the twelve months ended December 31, 2008, represented a decrease of 32.7 percent, compared to new orders of 8,982 units for the same period in 2007.  For the twelve months ended December 31, 2008, new order dollars declined 39.2 percent to $1.5 billion from $2.4 billion for the same period in the prior year.

Housing gross profit margins averaged 11.6 percent, excluding inventory and joint venture valuation adjustments and write-offs, for the twelve months ended December 31, 2008, compared to 17.1 percent for the same period in 2007.  This decrease was primarily due to price reductions and increased sales incentives related to home deliveries for the twelve months of 2008.  Including the inventory valuation and other adjustments, housing gross profit margins averaged negative 3.2 percent for the twelve months ended December 31, 2008, compared to negative 0.4 percent for the same period in 2007.  The gross profit margin from land sales was negative 47.0 percent for the twelve months ended December 31, 2008, compared to 10.3 percent for the same period in 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 13.1 percent for the twelve months ended December 31, 2008, compared to 11.9 percent for the same period in the prior year.  This increase was primarily attributable to a decline in revenues, as well as to severance, relocation, model abandonment and goodwill impairment costs and charges that collectively totaled $25.9 million, partially offset by lower marketing and advertising costs per unit.  Excluding these costs and charges, selling, general and administrative expenses, as a percentage of revenue, were 11.7 percent for the year ended December 31, 2008, compared to 11.0 percent for the same period in 2007.  For the twelve months ended December 31, 2008, selling, general and administrative expense dollars decreased $101.1 million from the same period in the prior year.  The homebuilding segments capitalized all interest incurred during the twelve-month periods ended December 31, 2008 and 2007.

Corporate expenses were $42.3 million for the twelve months ended December 31, 2008, compared to $35.6 million for the same period in the prior year.  This increase was primarily due to a $5.7 million rise in losses within the market value of investments included in the Company’s benefit plans.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $23.0 million for the twelve months ended December 31, 2008, compared to pretax earnings of $40.9 million for the same period in 2007.  This decrease was primarily attributable to a 26.4 percent decline in the number of mortgages originated due to a slowdown in the homebuilding markets, a 10.1 percent decrease in average loan size and a $2.5 million decline in sales of

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RYLAND FOURTH-QUARTER RESULTS

insurance renewal rights in 2008, compared to 2007, partially offset by a $1.7 million gain related to the 2008 implementation of Staff Accounting Bulletin No. 109, which requires that servicing rights related to interest rate lock commitments be recorded at fair value.  The capture rate of mortgages originated for the Company’s homebuilding customers was 82.2 percent for the twelve months ended December 31, 2008, compared to 78.8 percent for the same period in 2007.

OVERALL EFFECTIVE TAX RATE

The Company’s effective tax benefit rate was 2.3 percent for the year ended December 31, 2008, compared to an effective tax benefit rate of 20.6 percent for the same period in 2007.  This decrease was primarily due to the Company’s deferred tax valuation allowance.  Due to the uncertainty of current market conditions, the Company is unable to provide precise annual effective rate guidance at this time.

SUBSEQUENT EVENTS

Subsequent to December 31, 2008, the following events occurred:

•                  The Company amended its $550.0 million revolving credit facility by reducing its borrowing capacity to $200.0 million and by modifying several of its covenants, which included changing the definition of its consolidated tangible net worth covenant; amending its leverage ratio; changing the borrowing base; and establishing certain liquidity reserve accounts in the event the Company fails to satisfy an interest coverage test and an adjusted cash flow from operations to interest incurred test.  The Credit Agreement’s maturity date of January 2011 remains unchanged and the uncommitted accordion feature has been reduced to $300.0 million from $1.5 billion.

•                  Ryland Mortgage Company (“RMC”) entered into a repurchase agreement with Guaranty Bank and Buyers, which provides for borrowings up to $60.0 million in funding for its mortgage origination operations.  The RMC Repurchase Agreement contains representations, warranties, covenants and provisions defining events of default, which require RMC to maintain a minimum net worth and certain financial ratios.  This repurchase facility matures in January 2010.

•                  The Company repurchased $46.6 million of its senior notes at a significant discount in the open market.

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RYLAND FOURTH-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 280,000 homes and financed more than 235,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•     economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, continued weakness in consumer demand and confidence levels and the state of the market for homes in general;

•     instability and uncertainty in the mortgage lending market, including revisions to underwriting standards for borrowers;

•     the availability and cost of land and the future value of land held or under development;

•     increased land development costs on projects under development;

•     shortages of skilled labor or raw materials used in the production of houses;

•     increased prices for labor, land and raw materials used in the production of houses;

•     increased competition;

•     failure to anticipate or react to changing consumer preferences in home design;

•     increased costs and delays in land development or home construction resulting from adverse weather conditions;

•     potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•     delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•     changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•     the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•     other factors over which the Company has little or no control.

# # #

Four financial-statement pages follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

REVENUES
Homebuilding	$513,512	$828,766	$1,911,631	$2,960,194
Financial services	14,721	31,024	64,493	91,681
TOTAL REVENUES	528,233	859,790	1,976,124	3,051,875

EXPENSES
Cost of sales	534,644	955,440	2,003,342	3,034,141
(Earnings) loss from unconsolidated joint ventures	1,275	(214)	43,900	(342)
Selling, general and administrative	60,311	84,830	250,278	351,376
Financial services	9,744	14,742	41,466	50,754
Corporate	10,803	10,873	42,298	35,554
Expenses related to early retirement of debt	604	230	604	490
TOTAL EXPENSES	617,381	1,065,901	2,381,888	3,471,973

Earnings (loss) before taxes	(89,148)	(206,111)	(405,764)	(420,098)

Tax expense (benefit)	(29,236)	(4,201)	(9,179)	(86,572)

NET EARNINGS (LOSS)	$(59,912)	$(201,910)	$(396,585)	$(333,526)

NET EARNINGS (LOSS) PER COMMON SHARE
Basic	$(1.40)	$(4.80)	$(9.33)	$(7.92)
Diluted	(1.40)	(4.80)	(9.33)	(7.92)

AVERAGE COMMON SHARES
OUTSTANDING
Basic	42,726,134	42,096,412	42,496,796	42,136,315
Diluted	42,726,134	42,096,412	42,496,796	42,136,315

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$423,259	$243,614
Housing inventories
Homes under construction	464,810	717,992
Land under development and improved lots	547,318	949,726
Inventory held-for-sale	68,971	69,225
Consolidated inventory not owned	15,218	76,734
Total inventories	1,096,317	1,813,677
Property, plant and equipment	41,558	75,538
Current taxes receivable	160,681	9,141
Net deferred taxes	-	158,065
Other	141,173	251,285
TOTAL ASSETS	1,862,988	2,551,320

LIABILITIES
Accounts payable	73,464	114,050
Accrued and other liabilities	259,947	404,545
Debt	790,399	839,080
TOTAL LIABILITIES	1,123,810	1,357,675

MINORITY INTEREST	13,816	68,919

STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized—10,000 shares Series A Junior
Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized—199,990,000 shares
Issued—42,754,467 shares at December 31, 2008
(42,151,085 shares at December 31, 2007)	42,754	42,151
Retained earnings	679,317	1,078,521
Accumulated other comprehensive income	3,291	4,054
TOTAL STOCKHOLDERS’ EQUITY	725,362	1,124,726
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,862,988	$2,551,320

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$(34,188)	$(76,142)	$(156,158)	$(37,077)
Southeast	(31,141)	(67,070)	(95,449)	(59,419)
Texas	(1,081)	6,749	(19,828)	27,098
West	(16,308)	(74,827)	(114,454)	(355,583)
Financial services	4,977	16,282	23,027	40,927
Corporate and unallocated	(11,407)	(11,103)	(42,902)	(36,044)
Total	$(89,148)	$(206,111)	$(405,764)	$(420,098)
NEW ORDERS
Units
North	195	431	1,770	2,496
Southeast	133	430	1,640	2,461
Texas	168	448	1,701	2,359
West	58	287	931	1,666
Total	554	1,596	6,042	8,982
Dollars (in millions)
North	$44	$113	$471	$765
Southeast	31	91	403	653
Texas	34	96	368	494
West	13	69	235	518
Total	$122	$369	$1,477	$2,430
CLOSINGS
Units
North	573	689	2,162	2,687
Southeast	531	944	2,187	3,154
Texas	591	748	1,908	2,703
West	269	680	1,095	1,775
Total	1,964	3,061	7,352	10,319
Average closing price (in thousands)
North	$271	$310	$281	$318
Southeast	252	268	253	292
Texas	213	206	216	210
West	257	298	258	335
Total	$246	$269	$252	$285
OUTSTANDING CONTRACTS			December 31,
Units			2008	2007
North			574	966
Southeast			399	946
Texas			469	676
West			117	281
Total			1,559	2,869
Dollars (in millions)
North			$161	$298
Southeast			107	257
Texas			111	155
West			28	76
Total			$407	$786
Average price (in thousands)
North			$280	$307
Southeast			267	272
Texas			238	230
West			242	269
Total			$261	$274

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION

(in thousands, except origination data)

	Three months ended December 31,		Twelve months ended December 31,
RESULTS OF OPERATIONS	2008	2007	2008	2007

Revenues
Net gains on sales of mortgages	$5,277	$9,797	$28,556	$31,126
Origination fees	4,397	7,319	16,997	25,678
Title/escrow/insurance	4,586	13,552	17,440	33,734
Interest and other	461	356	1,500	1,143
Total revenues	14,721	31,024	64,493	91,681
General and administrative expenses	9,744	14,742	41,466	50,754
Pretax earnings	$4,977	$16,282	$23,027	$40,927

OPERATIONAL DATA

Retail operations:
Originations (units)	1,475	2,252	5,634	7,653
Ryland Homes closings as a
percentage of total closings	99.9%	99.8%	99.6%	99.6%
Ryland Homes origination capture rate	81.0%	78.5%	82.2%	78.8%

Investment operations:
Mortgage-backed securities and
notes receivable average balance	$359	$397	$370	$446